As filed with the Securities and Exchange Commission
                              on December 17, 1996

                                                       Registration No. 33-_____
       -----------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                   ENZON, INC.
             (Exact name of registrant as specified in its charter)


  DELAWARE                                                 22-2372868
  --------                                                 ----------
(State or other juris-                                  (I.R.S. Employer
diction of incorporation                                  Identification No.)
or organization)


                20 Kingsbridge Road, Piscataway, New Jersey 08854
                -------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


                        Independent Directors' Stock Plan
                   Non-Qualified Stock Option Plan, as amended
                   -------------------------------------------
                            (Full title of the plan)


                                John Caruso, Esq.
                                -----------------
              Vice-President, Business Development, General Counsel
                                  and Secretary
                                   Enzon, Inc.
                               20 Kingsbridge Road
                          Piscataway, New Jersey 08854

                                   copies to:

                             Kevin T. Collins, Esq.
                                 Ross & Hardies
                               65 East 55th Avenue
                            New York, New York 10022
                                 (212) 421-5555

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================

                                                                    Proposed
                                       Amount of                    Maximum                    Proposed
          Title of Each Class of      Shares to be                  Offering                  Aggregate                 Amount of
             Securities to be          Registered                  Price Per                   Offering                Registration
                 Registered                                          Share                     Price(1)                    Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock $.01 par                 2,271,578                  $2.375                       $5,394,998               $1,635
value per Share
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock $.01 par                 1,168,422                  $3.17                        $3,703,898               $1,123
value per Share
-----------------------------------------------------------------------------------------------------------------------------------
Totals                                3,440,000                                               $9,098,896               $2,758
==================================================================================================================================

(1) Solely for the purpose of calculating the registration fee, the Proposed Aggregate Offering Price has been estimated in accordance with Rule 457(h). Accordingly, the price per share of Common Stock subject to an outstanding option is equal to $3.17, which is the average exercise price of the outstanding options, and the price per share of Common Stock not subject to an outstanding option is equal to $2.375, which is based on the average of the high and low prices for a share of Common Stock as reported by the NASDAQ National Market on December 11, 1996.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Certain Documents by Reference.

         The Registrant hereby incorporates herein by reference the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

         (a) its Annual Report on Form 10-K for the Fiscal Year Ended June 30, 1996, which contains certified financial statements for the Registrant's latest fiscal year for which a Form 10-K was required to have been filed;

         (b) all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since June 30, 1996, including but not limited to Quarterly Reports on Form 10-Q for the Quarter Ended September 30, 1996 and the Current Reports on Form 8-K filed with the Commission on July 22, 1996 and November 4, 1996; and

         (c) the description of the Company's Common Stock, $.01 par value, as contained in its Registration Statement on Form 8-A, filed with the Commission on October 29, 1984, as amended by a Form 8 filed with the Commission on October 15, 1990.

         All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.           Description of Securities.
-------           --------------------------

         Not applicable.

Item 5.           Interests of Named Experts and Counsel.
-------           ---------------------------------------

         Not Applicable.

Item 6.           Indemnification of Officers and Directors.
-------           ------------------------------------------

         Subsection (a) of Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, which person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Article 8 of the registrant's By-laws specifies that the registrant shall indemnify its directors and officers to the full extent permitted by the General Corporation Law of Delaware. This provision of the By-laws is deemed to be a contract between the registrant and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the General Corporation Law of Delaware are in effect, and any repeal or modification thereof shall not offset any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened in whole or in part upon any such state of facts.

         Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. This Section does not, however, limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This Section also will have no effect on claims arising under the federal securities laws. The registrant's certificate of incorporation limits the liability of its directors as authorized by Section 102(b)(7).

         On January 5, 1988, the registrant's Board of Directors approved, and on January 12, 1988, the stockholders ratified, Indemnity Agreements with the then current directors and executive officers of the registrant and approved future Indemnity Agreements with directors, officers, employees and agents of the registrant. All current officers and directors of the registrant now have such agreements. The Indemnity Agreements provide to the current directors and officers, and will provide to future directors, officers, employees and agents of the registrant who may be provided Indemnity Agreements, substantially broader indemnity rights than are provided currently to the directors, officers, employees and agents of the registrant under the registrant's Bylaws and the General Corporation Law of Delaware.

         The Indemnity Agreements provide for indemnification of directors, officers, employees or agents for liabilities arising out of claims against such persons acting as directors, officers, employees or agents of the registrant (or any entity controlling, controlled by or under common control with the registrant) due to any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done, or suffered or wrongfully attempted by such directors, officers, employees and agents, except as prohibited by law. The Indemnity Agreements also provide for the advancement of costs and expenses, including attorneys' fees, incurred by directors, officers, employees and agents in defending or investigating any action, suit, proceeding or claim, subject to an undertaking by the indemnified person to repay such amounts if it is ultimately determined that such person is not entitled to indemnification under such Agreement. The Indemnity Agreements cover future acts and omissions of directors, officers, employees and agents for which actions may be brought. The registrant has been advised by its counsel that the Indemnity Agreements may also cover acts and omissions of directors, officers, employees and agents which occurred prior to the execution of the Indemnity Agreements for which actions may be brought, although there can be no assurance that, if challenged, such retroactive indemnification will be upheld under Delaware law. Thus, any recovery for past acts may be illegal and unenforceable. The foregoing provisions of the Indemnity Agreements are consistent with Article 8 of the registrant's By-laws and the registrant's policy to indemnify directors and officers to the fullest extent permitted by law.

         The  Indemnity  Agreements  also  provide  that  directors,   officers,
employees and agents are entitled to indemnification against all expenses (including attorneys' fees) incurred in seeking to collect an indemnity claim or to obtain advancement of expenses from the registrant.

         The rights of directors, officers, employees and agents under the Indemnity Agreements are not exclusive of any other rights directors, officers, employees and agents may have under Delaware law, any liability insurance policies that may be obtained, the registrant's By-laws or otherwise. The registrant currently carries liability insurance for the benefit of its directors and officers which provides coverage for many of the same matters covered by the Indemnity Agreements. The total coverage under the insurance policy is $10,000,000. The Indemnity Agreements will not provide indemnification to the extent that any claims are paid by insurance or through any source of indemnification other than the Indemnity Agreements. Moreover, the registrant would not be required to indemnify a director, officer, employee or agent for any claim based upon the director, officer, employee or agent gaining, in fact, a personal profit or advantage to which he or she was not legally entitled, any claim for accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934 or a similar state or common law provision or any claim brought about or contributed to by the dishonesty of the director, officer, employee or agent. The registrant would be required to indemnify a director, officer, employee and agent against a claim alleging improper personal profit or advantage, or dishonesty, unless a final judgment of a court of competent jurisdiction established that such person gained in fact an improper personal profit or advantage or committed acts of active and deliberate dishonesty with an actual dishonest purpose and intent and such acts were material to the adjudicated proceedings. The Indemnity Agreements provide that if the registrant pays a director, officer, employee or agent pursuant to such Agreement, the registrant will be subrogated to the indemnified person's right to recover from third parties.

Item 7.           Exemption from Registration Claimed.
-------           ------------------------------------

         Not applicable.

Item 8.           Exhibits.
-------           ---------

Exhibit
Number                     Description
------                     -----------

 5.1     -        Opinion of Ross & Hardies.
23.1     -        Consent of KPMG Peat Marwick LLP.
23.2     -        Consent of Ross & Hardies (contained in opinion filed as
                  Exhibit 5.1).
24.1     -        Powers of Attorney.*
-----------------------
*Powers of Attorney are contained in signatures.

Item 9.           Undertakings.
-------           -------------

                  (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii)  To  include  any  material   information  with
         respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Piscataway, State of New Jersey, on this 13th day of December, 1996.



                                                                     ENZON, INC.



                                                        By: /S/ PETER G. TOMBROS
                                                                Peter G. Tombros
                                                      President, Chief Executive
                                                            Officer and Director



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter G. Tombros and Kenneth J. Zuerblis, his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           Signature                    Capacity                  Date
           ---------                    --------                  ----

/S/ PETER G. TOMBROS           President, Chief          December 13, 1996
Peter G. Tombros               Executive Officer and
                               Director (Principal
                               Executive Officer)


/S/ KENNETH J. ZUERBLIS        Vice President,           December 13, 1996
Kenneth J. Zuerblis            Finance and Chief
                               Financial Officer
                               (Principal Financial
                               Officer and Principal
                               Accounting Officer)


/S/ RANDY H.THURMAN            Chairman of the Board     December 13, 1996
Randy H. Thurman               of Directors


/S/ ROBERT LEBUHN              Director                  December 13, 1996
Robert LeBuhn


/S/ A.M. MACKINNON             Director                  December 13, 1996
A.M. "Don" Mackinnon


                               Director                  December __, 1996
Rosina B. Dixon

Registration No. 33-_____


       -----------------------------------------------------------------







                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                               EXHIBITS FILED WITH

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933




                                   ENZON, INC.






       -----------------------------------------------------------------

                                   ENZON, INC.


                                  EXHIBIT INDEX


                                                                     Location
                                                                        of
                                                                     Document
                                                                        in
                                                                    Sequential
                                                                     Numbering
Exhibit No.                Description                                System
-----------                -----------                                ------


          5.1              Opinion of Ross & Hardies                    E-1
         23.1              Consent of KPMG Peat Marwick LLP             E-2